Exhibit 10.10

ASIA PACIFIC CABLE NETWORK 2

CONSTRUCTION AND MAINTENANCE

AGREEMENT

Singapore

April 18th, 2000

TABLE OF CONTENTS

PARAGRAPH

1	Definitions and Interpretations

2	APCN 2 Configuration

3	Establishment of the APCN 2 Management Committee

4	Provision, Construction and Ownership of Segments

5	Definition of APCN 2 Capital Costs

6	Definition of Operation and Maintenance Costs

7	Allocation and Billing of APCN 2 Costs

8	Currency of Payment

9	Keeping and Inspection of Books for Segment S and T

10	Duties and Rights as to Operation and Maintenance of Segments

11	Use of Segment T

12	Acquisition and Use of Capacity

13	Expansion of Equipped Capacity

14	Increase or Decrease of Design Capacity

15	Obligation to Provide Transiting Facilities to Extend APCN2 Capacity

16	Obligation to Connect the APCN 2 with Inland Systems

17	Direct Access to Network Interface and Equal Access to Terminal Station

18	Duration of Agreement and Realization of Assets

19	Obtaining of Approvals

20	Privileges for Documents or Communications

21	Relationship of Parties

22	Assignment of Rights and Obligations

23	Default

24	Waiver

25	Compliance with Law

26	Ratification of Decisions and Actions

27	Resolution of Disputes

28	Supplements and Amendments to this Agreement

29	Execution of Agreement

30	Successors Bound

31	Confidentiality

32	Settlement of Claims by Parties

33	Force Majeure

34	Severability

35	Entire Agreement

Testamonium

SCHEDULES

Schedule A	Parties to the Agreement

Schedule B	Investment Shares, Ownership Interest, Voting Interests, and Allocation of Capital Cost and O&M Costs

Schedule C	Capacity Allocation and Interest in Unallocated Capacity

Schedule D	Sales of IRU Capacity

ANNEXES

Annex 1	Terms of Reference for the Procurement Group

Annex 2	Terms of Reference for the AR&RSC, O&MSC, F&ASC and I&ASC

Annex 3	Terms of Reference for the Network Administrator

Annex 4	Terms of Reference for the Central Billing Party

Annex 5	Configuration of APCN 2

Annex 6	Billing Currency and Source of Rate for Financial Charges

Annex 7	Rules on Use of Capacity

Annex 8	Segment T Facilities and Functions

ASIA PACIFIC CABLE NETWORK 2
CONSTRUCTION & MAINTENANCE AGREEMENT

THIS AGREEMENT, made and entered into this 18th day of April 2000, between and among the Parties signatory hereto (hereinafter collectively called “Parties” and individually called “Party”), which Parties are identified in Schedule A,

WITNESSETH:

WHEREAS, digital telecommunications services are being provided in the Asia Pacific Region by means of fiber optic submarine cable and satellite facilities; and

WHEREAS, other digital light-wave submarine cable systems, presently in service in the Asia Pacific Region, have facilitated a rapid growth of new telecommunications requirements designed to take advantage of reliable, secure and economically priced services based on state of the art and available digital technology; and

WHEREAS, it is now apparent that this rapid growth in traffic demand will lead to a greater demand for facilities in the Asia Pacific Region necessitating the construction of additional Asia Pacific fiber optic submarine cable facilities (hereinafter referred to as the “Asia Pacific Cable Network 2” or “APCN 2”); and

WHEREAS, the reliability of telecommunications services and its usefulness to customers requires the availability of the appropriate facilities and technology, including the APCN 2 for diverse routing and instantaneous restoration of services; and

WHEREAS, China Telecom, CWHKTI, Chunghwa Telecom, Korea Telecom, Japan Telecom, NTT Com, KDD Corp., Telekom Malaysia, SingTel, and Telstra, (the “MOU” Parties”) signed a Memorandum of Understanding to plan the APCN 2 effective from 16th June 1999 (hereinafter referred to as the “MOU”) to permit activities, as defined in the MOU; and

WHEREAS, the First Supplemental MOU, the Second Supplemental MOU, the Third Supplemental MOU and the Fourth Supplemental MOU were effective from October 5, 1999, October 6, 1999, February 29, 2000 and April 4, 2000 respectively; and

WHEREAS, the MOU and the Supplemental MOUs are hereinafter collectively called the “MOU”; and

WHEREAS, the MOU states that it shall continue in force until the signing, by the Parties, of the APCN 2 Construction and Maintenance Agreement; and

WHEREAS, the Parties now desire to construct the APCN 2 as a fully integrated Asia Pacific network comprised of 4 fully restorable fiber optic pairs; and

WHEREAS, the Parties now desire to define the terms and conditions upon which the APCN 2 will be provided, constructed, operated and maintained.

NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants herein expressed, covenant and agree with each other as follows:

1.             DEFINITIONS AND INTERPRETATIONS

1.1           The following definitions and interpretations shall apply to certain terms used in this Agreement:

(a)           Affiliate:  A company is the Affiliate of another if either company owns directly or indirectly less than 50% but no less than 10% of its equity.

(b)           Branching Unit (BU):  Equipment that permits interconnection between 3 cable Segments and provides the optical fiber and power conductor between 3 cable Segments.

(c)           Cable Landing Point:  Cable Landing Point shall be the beach joint or the mean low watermark of ordinary spring tides if there is no beach joint.

(d)           Capacity Types shall be categorized as follows:

Allocated Capacity	-	capacity allocated in the APCN 2 to a Party in return for its financial investment.

Design Capacity	-	the maximum capacity that the APCN 2 is designed to provide which shall be no less than 2.5 Tbit/s.

Equipped Capacity	-	the amount of capacity physically provided in the APCN 2 at any one time.

Initial Equipped Capacity	-	Initial Equipped Capacity of the APCN 2 shall be at least 80Gbit/s.

IRU Capacity	-	capacity acquired after execution of this Agreement on an IRU basis from the
Unallocated Capacity.

Unallocated Capacity	-	the difference in capacity between the Equipped Capacity and the Allocated
Capacity.

(e)           Carrier:  Any entity authorized or permitted under the laws of its respective Country, or another Country in which it operates, to acquire and use international transmission facilities for the provision of international telecommunications services and which is in possession of any necessary operating license to enable it to do so.

(f)            Country:  The word Country as used in this Agreement shall mean a country, territory or place, as appropriate.

(g)           Direct Access:  The direct connection to the Network Interface of Segment S without going through any other party’s equipment.

(h)           Initial Parties:  The Initial Parties are Advantel, C&W, China Telecom, China Unicom, Concert Ltd, Chunghwa Telecom, CWHKTI, Global One, JT, KDD, KPN, KT, Layer 2, MCIITI, MFN, NCIC, NTT Com, Onelink, PLDT, SingTel, StarHub, Teleglobe, Telstra, TFN, TM and Williams.

(i)            IRU:  Indefeasible Right of Use which does not convey ownership and voting rights in the management of the APCN 2.

(j)            Minimum Investment Unit:  A unit designated as the minimum unit of investment in the APCN 2, which is equivalent to one whole STM-1 ring, allowing the use of two (2) half STM-1 ring circuits on any Path within the APCN 2.  The Minimum Investment Unit is hereinafter termed as a “MIU”.

(k)           Network Interface:  The nominal STM-l digital/optical input/output ports, and/or STM-4, STM-16 and STM-64 on the digital/optical distribution frame (including the digital/optical distribution frame itself).

(l)            Parent Company:  A company that owns directly or indirectly no less than 50% of equity of a company.

(m)          Path:  The connectivity in the APCN 2 between any two Network Interfaces which is independent of the actual physical links used to connect these Network Interfaces.

(n)           Provisional Acceptance:  The issuance of a certificate of Provisional Acceptance shall be that of Segment S pursuant to the terms and conditions set forth in the Supply Contract.

(o)           Ready For Provisional Acceptance Date:  The date on which the entire Wet Segment of the APCN 2 is provisionally accepted by the Procurement Group on behalf of the Parties.  The Ready for Provisional Acceptance Date (hereinafter referred to as the “RFPA Date”) shall be 31st August 2001, or such other date as may be agreed by the Management Committee.

(p)           Ready for Service Date:  The date on which commercial service can be placed on the entire APCN 2.  For the purposes of this Agreement, the Ready For Service Date (hereinafter referred to as the “RFS Date”) shall be 30th September 2001, or such other date as may be agreed by the Management Committee.

(q)           Subsidiary:  A company that is directly or indirectly owned by a Parent Company holding no less than 50% of its equity.

(r)            Supply Contract:  The contracts placed by the Procurement Group on behalf of the Parties for the supply of the Wet Segment of the APCN 2.

(s)           Terminal Parties:  The Terminal Parties are China Telecom, CWHKTI, Chunghwa Telecom, KDD, Korea Telecom, NTT Com, PLDT, SingTel, and Telekom Malaysia.

(t)            Wet Segment:  For the purposes of this Agreement, Segments S1, S2, S3, S4, S5, S6, S7, and S8 as defined below are collectively called the Wet Segment.

1.2           Schedules and Annexes

The Schedules and Annexes to this Agreement, and any written amendments thereto or any Schedules or Annexes substituted therefore, shall form part of this Agreement, and any Paragraph which contains a reference to a Schedule or Annex shall be read as if the Schedule or Annex was set out at length in the body of the Paragraph itself.  In the event that there is any conflict between the terms and conditions of this Agreement and the Schedules and Annexes to this Agreement, the terms and conditions of this Agreement shall prevail.

1.3           Paragraph headings

The headings of the paragraphs are inserted for convenience and do not form part of this Agreement and shall not have any effect on the interpretation thereof.

1.4           Interpretation

Where the sense requires, words denoting the singular only shall also include the plural and vice versa.  References to persons shall include firms and companies and vice versa.  Reference to the male shall include the female.

2.             APCN 2 CONFIGURATION

2.1           The configuration of APCN 2 shall be as shown in Annex 5, which shall be regarded as consisting of a terrestrial section (hereinafter called “Segment T”) and a submarine section (herein called “Segment S” or the “Wet Segment”).

2.2           Segment T shall be regarded as comprising of the following Segments:

Segment T1:          A Terminal Station at Katong

Segment T2:          A Terminal Station at Kuantan

Segment T3:          A Terminal Station at Lantau

Segment T4:          A Terminal Station at Chongming

Segment T5:          A Terminal Station at Pusan

Segment T6:          A Terminal Station at Kitaibaraki

Segment T7:          A Terminal Station at Chikura

Segment T8:          A Terminal Station at Tanshui

Segment T9:          A Terminal Station at Shantou

Segment T10:        A Terminal Station at Batangas

2.3           Segments T1, T2, T3, T4, T5, T6, T7, T8, T9 and T10 shall each consist of:

(i)            an appropriate share of land and buildings at the specified locations for the cable landing, Terminal Station and for the cable route including cable rights-of-way and ducts or conduits between the Terminal Station and its respective Cable Landing Point, and an appropriate share of common services and equipment at each of those locations together with equipment in each of those Terminal Stations and at a remote location as necessary which is solely associated with the APCN 2, but not part of the Wet Segment; and

(ii)           An appropriate share of the test equipment.

2.4           Segment S shall be regarded as comprising of the following Segments:

Segment S1:          The whole of the submarine cable containing four (4) optical fiber pairs provided between and including the Network Interface at the Terminal Station at Katong; and the Network Interface at the Terminal Station at Kuantan.

Segment S2:          The whole of the submarine cable containing four (4) optical fiber pairs provided between and including the Network Interface at the Terminal Station at Kuantan; and the Network Interface at the Terminal Station at Lantau.

Segment S3:          The whole of the submarine cable containing four (4) optical fiber pairs provided between and including the Network Interface at the Terminal Station at Lantau; and the Network Interface at the Terminal Station at Chongming.

Segment S4:          The whole of the submarine cable containing four (4) optical fiber pairs provided between and including the Network Interface at the Terminal Station at Chongming; and the Network Interface at the Terminal Station at Pusan; and the Network Interface at the Terminal Station at Kitaibaraki.

Segment S4A:	The whole of the submarine cable containing four (4) optical fiber pairs, provided between and including the Network Interface at the Terminal Station at Chongming and BU1.

Segment S4B:	The whole of the submarine cable containing two (2) optical fiber pairs provided between BU1 and BU2.

Segment S4C:	The whole of the submarine cable containing four (4) optical fiber pairs, provided between and including the Network Interface at the Terminal Station at Kitaibaraki and BU2.

Segment S4W:	The whole of the submarine cable containing two (2) optical fiber pairs, provided between and including the Network Interface at the Terminal Station at Pusan and BU1.

Segment S4E:	The whole of the submarine cable containing two (2) optical fiber pairs, provided between and including the Network Interface at the Terminal Station at Pusan and BU2.

Segment S5:          The whole of the submarine cable containing four (4) optical fiber pairs provided between and including the Network Interface at the Terminal Station at Kitaibaraki; and the Network Interface at the Terminal Station at Chikura.

Segment S6:          The whole of the submarine cable containing four (4) optical fiber pairs provided between and including the Network Interface at the Terminal Station at Chikura; and the Network Interface at the Terminal Station at Tanshui.

Segment S7:          The whole of the submarine cable containing four (4) optical fiber pairs provided between and including the Network Interface at the Terminal Station at Tanshui; and the Network Interface at the Terminal Station at Shantou.

Segment S8:          The whole of the submarine cable containing four (4) optical fiber pairs provided between and including the Network Interface at the Terminal Station at Shantou; and the Network Interface at the Terminal Station at Batangas; and the Network Interface at the Terminal Station at Katong.

Segment S8A:	The whole of the submarine cable containing four (4) optical fiber pairs, provided between and including the Network Interface at the Terminal Station at Shantou and BU3.

Segment S8B:	The whole of the submarine cable containing two (2) optical fiber pairs provided between BU3 and BU4.

Segment S8C:	The whole of the submarine cable containing four (4) optical fiber pairs, provided between and including the Network Interface at the Terminal Station at Katong and BU4.

Segment S8N:	The whole of the submarine cable containing two (2) optical fiber pairs, provided between and including the Network Interface at the Terminal Station at Batangas and BU3.

Segment S8S:	The whole of the submarine cable containing two (2) optical fiber pairs, provided between and including the Network Interface at the Terminal Station at Batangas and BU4.

2.5           Segment S shall include:

(i)            all transmission, power feeding, system management, Network Protection Equipment and test equipment directly associated with, and required to operate and maintain the submersible plant including, where applicable, a remote control and supervisory equipment;

(ii)           the power equipment provided wholly for use with the equipment listed in (i) above;

(iii)          the transmission cable equipped with appropriate optical amplifiers, BUs, and joint housings between the applicable Terminal Stations:

(iv)          the sea earth cable and electrode system and/or the land earth system, or an appropriate share thereof, associated with the terminal power feeding equipment in the respective Terminal Stations; and

(v)           terminal equipment, including Network Interface for STM-1, STM-4, STM-16 and STM-64 levels, in each of the Terminal Stations.

2.6           In this Agreement, references to any Segment, however expressed, shall be deemed to include, unless the context otherwise requires, additional property incorporated therein by agreement of the Management Committee.  Each Segment shall be regarded as including its related spare and standby units and components, including, but not limited to, optical amplifiers, BUs, cable lengths, and terminal equipment.

3.             ESTABLISHMENT OF THE APCN 2 MANAGEMENT COMMITTEE

3.1           The Parties shall form an APCN 2 Management Committee (hereinafter referred to as the “Management Committee”), for the purpose of directing the progress of engineering, provision, installation, bringing into service and continued operation of the APCN 2, consisting of one representative of each of the Parties to this Agreement.  The Management Committee shall make all major decisions necessary to effectuate the purposes of this Agreement.

3.2           Two or more Parties may designate the same Party to serve as their representative at specific meetings of the Management Committee and/or its Subcommittees established pursuant to Subparagraph 3.7 of this Agreement.

3.3           Each of the Initial Parties shall, on a rotational basis, provide the Chairman of the Management Committee which will meet on the call of a Chairman or whenever requested by one or more Parties together representing at least five per cent (5%) of the total voting interests specified in Schedule B.  The Chairman shall give at least thirty (30) days’ advance notice of each meeting, together with a copy of the draft agenda.  In cases of emergency, such notice period may be reduced where at least seventy-five (75) percent of the total voting interests are in agreement.  Documents for the meeting should be made available to members at least fourteen (14) days before the meeting, but the Management Committee may agree to discuss papers distributed on less than fourteen (14) days’ notice.

3.4           The Management Committee shall make every reasonable effort to reach agreement with respect to matters to be decided.  Unless otherwise provided for in this Agreement, in the event an agreement cannot be reached, the decision will be carried on the basis of simple majority of the total voting interests specified in Schedule B, which must include a simple majority of the voting interests of the Terminal Parties and a simple majority of the voting interests of the non-Terminal Parties.  A member of the Management Committee representing more than one Party shall separately cast the votes to which each Party he represents is entitled.

3.5           Any Party not represented at a Management Committee meeting, but entitled to vote, may vote on any matter on the agenda of such a meeting by either appointing a proxy in writing or giving notice of such vote to the Chairman prior to the submission of such matters for vote at such meetings.

3.6           No decisions of the Management Committee, its Subcommittees or any other groups established by the Management Committee shall override any provisions of this Agreement or in any way diminish the rights or prejudice the interests granted to any Party under this Agreement.

3.7           To aid the Management Committee in the performance of its duties, the following Subcommittees shall be formed, and said Subcommittees, under the direction of the

Management Committee, shall be responsible for their respective areas of interest listed in Annex 2 and any other areas of interest designated by the Management Committee:

(i)            Investment and Agreement Subcommittee (hereinafter referred to as “I&ASC”)

(ii)           Financial and Administrative Subcommittee (hereinafter referred to as “F&ASC”)

(iii)          Operations and Maintenance Subcommittee (hereinafter referred to as “O&MSC”)

(iv)          Assignments, Routing, and Restoration Subcommittee (hereinafter referred to as “AR&RSC”)

3.8           The Management Committee shall form a Procurement Group (hereinafter referred to as “PG”), consisting of representatives from each of the Initial Parties.  This group shall act on behalf of the Parties to this Agreement for the purpose of arranging for the construction, implementation, and installation of the Wet Segment of APCN 2 and be solely responsible for all actions as may be required to contract with the Suppliers to provide the Wet Segment of the APCN 2.  The Terms of Reference of the PG are contained in Annex 1.

3.9           The Management Committee may establish such other subcommittees or working groups as it shall determine within its discretion to provide assistance in the performance of its responsibilities.  The PG and the Subcommittees shall meet at least once annually after the execution date of this Agreement and more frequently if necessary, until two years following the RFS Date and thereafter as may be appropriate.  Meetings of the PG and a Subcommittee may be called to consider specific questions at the discretion of its Co-Chairmen whenever requested by one or more Initial Parties.

3.10         The respective Co-Chairmen of each Subcommittee, or a designated representative of each Subcommittee, shall attend the Management Committee meetings and meetings of each other Subcommittee in an advisory capacity as necessary.  On or about two (2) years after the RFS Date, the Management Committee shall determine whether any of its Subcommittees should remain in existence.  If the Management Committee determines that one or more of its Subcommittees shall not remain in existence, the responsibilities assigned to a Subcommittee whose existence has been terminated under this Subparagraph 3.10 shall revert to the Management Committee unless otherwise provided for in this Agreement.

3.11         The Terms of Reference for the Network Administrator (hereinafter referred to as “NA”) are as set forth in Annex 3 of this Agreement.

3.12         The Terms of Reference for the Central Billing Party (hereinafter referred to as “CBP”) are as set forth in Annex 4 of this Agreement.  At or after the RFS Date the CBP shall be reappointed or a new CBP appointed from the Parties by an open tendering process.

3.13         The Terms of Reference of all Subcommittees, the NA, the CBP and the PG established pursuant to this Paragraph 3 shall be amended by the Management Committee as and when as it is necessary.

4.             PROVISION, CONSTRUCTION AND OWNERSHIP OF SEGMENTS

4.1           The following Parties shall own, provide and agree to act as the Terminal Parties for the following Segments;

SEGMENT	TERMINAL PARTY

T1	SingTel
T2	TM
T3	CWHKTI
T4	China Telecom
T5	KT
T6	NTT Com
T7	KDD
T8	Chunghwa Telecom
T9	China Telecom
T10	PLDT

4.2           The Terminal Parties shall make available to the other Parties hereto any reasonable information requested by the Parties relating to the engineering, provision, construction, or installation of Segment T in a timely manner.  The various Segment T shall be provided in sufficient time to permit APCN 2 to be placed into operation by the RFS Date.

4.3           Ownership of the Wet Segment shall be as shown in Schedule B to this Agreement.  The Wet Segment of APCN 2 shall be owned by the Parties in common and undivided shares.

4.4           The provision of the Wet Segment shall be through a Supply Contract to be placed by the PG with Suppliers subject to approval by the Management Committee.

4.5           Each of the Parties shall be entitled, on request and at its own expense, to receive from the PG a copy of the Supply Contract subject to the acceptance by each such Party of any reasonable conditions of confidentiality imposed by the Supply Contract.

4.6           The PG shall ensure that the Supply Contract specifies that the Wet Segment is to be provided by the RFPA Date.

4.7           The PG shall ensure that the Supply Contract shall afford them or their designated representatives reasonable rights of access to examine, test, and inspect the APCN 2 cable equipment, material, supplies and installation activities.

4.8           In the event that the Wet Segment fails to meet the specifications referred to in the Supply Contract for its provision, fails to provide the specified capacity, or is not engineered, provided, installed and ready in sufficient time to meet the RFPA Date as specified in the Supply Contract, or if the Suppliers are otherwise in material breach of the Supply Contract, the PG may, pursuant to this Paragraph 4 and in accordance with the Supply Contract, take such actions as may be necessary to exercise the rights and remedies available under the terms and conditions of the Supply Contract.  Such actions by the PG shall be subject to any direction deemed necessary by the Management Committee.

4.9           The members of the PG shall not be liable to any other Party or to each other for any loss or damage sustained by reason of a Supplier’s failure to perform in accordance with the terms and conditions of its Supply Contract, or as a result of APCN 2 not meeting the RFPA Date as specified in the Supply Contract, or if APCN 2 does not perform in accordance with the technical specifications and other requirements of the Supply Contract, or APCN 2 is not integrated or placed into operation.  The Parties recognize and agree that the PG does not make any representations or warranties, including, but not limited to, any representation or warranty regarding:

(i)            the performance of the Supply Contract by the Supplier

(ii)           the performance or reliability of the Wet Segment, or

(iii)          that APCN 2 shall be integrated or placed into operation and the Parties hereby agree that nothing in this Agreement shall be construed as such a warranty or guarantee.

5.             DEFINITION OF APCN 2 CAPITAL COSTS

5.1           The capital costs (herein referred to as the “Capital Costs”) are the costs incurred in connection with the engineering, provision, construction and installation of Segment S and Segment T, or causing them to be engineered, provided, constructed and installed and shall include:

(a)           appropriate costs, including appropriate financial charges, incurred under the MOU in respect of specific activities such as desk top surveys and meeting expenses that are reasonably related to the construction of the APCN 2;

(b)           those costs payable to the Supplier(s) under the Supply Contract attributable to the Wet Segment;

(c)           the fixed costs and the additional Capital Costs to be reimbursed to the Terminal Parties for the provision of the Terminal Stations in accordance with the costs schedule and scope of work given in Annex 8;

(d)           those costs directly incurred by the Initial Parties which shall be fair and reasonable in amount and not included in the Supply Contract and which have been directly and reasonably incurred solely for the purpose of, or to be properly chargeable in respect of, such engineering, provision, construction, installation and laying of the Wet Segment, including but not limited to, the costs of engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), cable ship and other ship costs, burying, fisherman’s compensation including reasonable related expenses, testing associated with laying or installation, customs duties, taxes (except income tax imposed upon the net income of a Party), appropriate financial charges, supervision, billing activities, overheads and insurance of or a reasonable allowance in lieu of insurance if such Party elects to carry a risk itself, being a risk which is similar to one against which a supplier has insured or against which insurance is usual or recognized or would have been reasonable;

(e)           those fees payable to the NA, up to the RFS Date, in fulfilling its responsibilities as set forth in Annex 3;

(1)           those fees payable to the CBP, up to the RFS Date, in fulfilling its responsibilities as set forth in Annex 4;

(g)           those costs incurred, up to the RFS Date, by the custodians of the original, amendments and supplements to this Agreement, for distributing certified photocopies of this Agreement and/or amendments or supplements to the Parties to this Agreement;

(h)           those costs reasonably incurred (as approved by the Management Committee) by the Parties, up to the RFS Date, hereto in the holding of’ the meetings of the PG and I&ASC;

(i)            those costs reasonably incurred (as approved by the Management Committee) by the Parties, up to the RFS Date, hereto in the hosting of the meetings of the Management Committee and its Subcommittees; and

(j)            the costs associated with any additional work or property incorporated into the Segment S or Segment T subsequent to the RFS Date by agreement of the Management Committee.

5.2           For purposes of this Agreement, the cost of the repair or replacement of any part of the APCN 2 in the event of damage or loss arising during construction, laying, burying installing and the bringing into operation of the APCN 2, which is attributable under the Supply Contract to the Parties, shall be regarded as part of the Capital Costs.

5.3           Any of the Parties may at its own expense insure against risks so far as its own share of such costs is concerned.  Should the Parties jointly agree to insure against risks, the costs of such insurance shall form part of the Capital Costs, as approved by the Management Committee.

6.             DEFINITION OF OPERATION AND MAINTENANCE COSTS

The costs associated with the operation and maintenance duties (herein called the “O&M Costs”) are the costs reasonably incurred in the operation and maintenance of Segment S and Segment T including, but not limited to:

(a)           the cost of attendance, testing, adjustments, repairs and replacements, cable ships, (including standby costs), cable depots, maintenance and repair devices that are or may hereafter become available, customs duties, taxes, (except income tax imposed on the net income of a Party) paid in respect of such facilities, billing activities, financial charges attributable to other Parties, shares of costs incurred by a Terminal Parties, supervision, overheads and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the Parties concerned on account of such claims;

(b)           those costs incurred by the Terminal Parties, including additions thereto, with respect to the operation and maintenance of their respective Terminal Stations, allocable to the APCN 2.  Where the use of a Terminal Station or of certain equipment situated therein, such as power supply or testing and maintenance equipment, is shared, by agreement of the Parties, by the APCN 2 and other communications systems terminating at that Terminal Station, the costs of operation and maintenance of such shared Terminal Station or equipment (not solely attributable to a particular communication system or systems) will be allocated among the systems involved in the proportions in which they use the shared equipment or facility.  For such purposes, the Management Committee shall approve the method for determining the portion of a shared Terminal Station allocable to the APCN 2.  Costs as used in this Paragraph 6 with reference to each of the Terminal Stations shall include costs reasonably incurred in operation and maintenance of the facilities involved, including, but not limited to, the cost of attendance, testing, adjustments, repairs and replacements, customs duties, taxes (except income tax imposed upon the net income of a Party) paid in respect of such facilities, billing activities, administrative costs, financial charges, and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the Terminal Station owner on account of such claims;

(c)           those fees payable to the NA, after the RFS Date, in fulfilling its responsibilities as set forth in Annex 3;

(d)           those fees payable to the CBP after the RFS Date, in fulfilling its responsibilities as set forth in Annex 4;

(e)           those costs reasonably incurred (as approved by the Management Committee) by the Parties, after the RFS Date, hereto in the holding of the meetings of the PG and the I&ASC; and

(f)            those costs reasonably incurred (as approved by the Management Committee) by the Parties, after the RFS Date, hereto in the hosting of the meetings of the Management Committee and its Subcommittees.

7.             ALLOCATION AND BILLING OF APCN 2 COSTS

7.1           The APCN2 Capital Costs as defined in Paragraph 5 shall be borne by the Parties in the proportions set forth in Schedule B.

7.2           The O&M Costs as defined in Paragraph 6 shall be borne by the Parties in the proportions set forth in Schedule B.

7.3           The Terminal Parties shall each render invoices to the CBP for any O&M Costs incurred as outlined in Paragraph 6 not more frequently than quarterly and by the tenth (10th) day of the appropriate month in accordance with procedures to be established by the F&ASC and approved by the Management Committee.  The Party rendering an invoice shall furnish such further details of such invoice as the other Parties may reasonably require.  On the basis of such invoices, the CBP shall pay such amounts as may be owed sixty (60) days from the 10th calendar day of the month in which the invoice was rendered or on the following working day if day sixty (60) is not a working day in the CBP’s Country.

7.4           The Terminal Parties shall each render invoices to the CBP for any Capital Costs incurred as outlined in Paragraph 5 (except Terminal Station cost) not more frequently than quarterly and by the tenth (10th) day of the appropriate month in accordance with procedures to be established by the F&ASC and approved by the Management Committee.  The Party rendering an invoice shall furnish such further details of such invoice as the other Parties may reasonably require.  On the basis of such invoices, the CBP shall pay such amounts as may be owed sixty (60) days from the 10th calendar day of the month in which the invoice was rendered or on the following working day if day sixty (60) is not a working day in the CBP’s Country.

7.5           Unless the Management Committee authorizes changes to the procedure for the rendering of bills associated with the Capital Costs or O&M Costs, the CBP shall promptly render bills, in accordance with this Paragraph 7 and the billing and payment procedures established by the F&ASC and approved by the Management Committee, to each of the Parties for such Parties’ pro rata shares of these costs.  Such bills shall be rendered by the CBP not more frequently than quarterly and shall contain a reasonable amount of detail to substantiate them.  On the basis of such bills, each Party shall pay the CBP, such amounts as may be owed by the end of the calendar month following the calendar month in which the bill was rendered, on the date specified by the CBP.

7.6           In the case of bills containing costs billed on a preliminary billing basis, appropriate adjustments will be made in subsequent bills promptly after the actual costs involved are determined.  As soon as practicable the CBP shall make such adjustments and render such bills or arrange for such credits as appropriate due to changes in the cost actually incurred.

7.7           As soon as practicable after the RFS Date, the amount of each Party’s share of the Capital Costs shall be computed by the CBP who shall make appropriate adjustments and render any necessary bills or arrange for any necessary refunds by way of final settlement in order that each Party may bear its proper share of the costs as provided in this Paragraph 7.

7.8           For purposes of this Agreement, financial charges shall be computed as applicable on a daily basis from the date payment is incurred until the date payment is due, at a rate equal to the lowest publicly announced prime rate or minimum commercial lending rate, however described, for 90 day loans in the currencies of the Initial Parties or the currency of billing, as applicable, charged by established commercial banks in the countries concerned on the fifteenth day of the month in which the costs were incurred by the invoicing Parties.  If such a day is not a business day, the rate prevailing on the next business day shall be used.  The source of the rate of such financial charges shall be as shown at Annex 6.  The application of financial charges relating to costs incurred for the APCN 2 Capital Costs and O&M Costs shall be limited to a maximum of 120 days, unless otherwise approved by the Management Committee.

7.9           Amounts billed and not paid when due shall accrue extended payment charges from the day following the date on which payment was due until paid.  If the due date is not a business day, the due date shall be postponed to the next business day.  For the purpose of this Agreement, extended payment charges shall be computed at three hundred percent (300%) of the rate described in Subparagraph 7.8 on the day following the date payment on the bill was due.  In the event that applicable law does not allow the imposition of extended payment charges at the rate established in accordance with this Subparagraph 7.9, extended payment charges shall be at the highest rate permitted by applicable law, which in no event shall be higher than the rate computed in accordance with this Subparagraph 7.9.  For purposes of this Agreement, “paid” shall mean that the funds are immediately available for use by the recipient.

7.10         Credits for refunds of financial charges and bills for extended payment charges shall not be rendered if the amount of charges involved is less than the equivalent of one hundred ($100) US dollars or its equivalent in the billing currency.

7.11         A bill shall be deemed to have been accepted by the Party to whom it is rendered if that Party does not present a written objection on or before the date when payment is due.  If such objection is made, the Parties concerned shall make every reasonable effort to settle promptly the dispute concerning the bill in question.  If the objection is sustained and the billed Party has paid the disputed bill, the agreed upon overpayment shall be promptly refunded to the objecting Party by the invoicing Party together with any financial charges calculated thereon at a rate determined in accordance with Subparagraph 7.8 of this Agreement from the date of payment of the bill to the date on which the refund is transmitted to the objecting Party.  If the objection is not sustained and the billed Party has not paid the disputed bill, said Party will pay such bill promptly together with any extended payment charges calculated thereon at a rate determined in accordance with Subparagraph 7.9 of this Agreement from the day following the day on which payment was due until paid.  Nothing in this Subparagraph 7.11 shall relieve a Party from paying those parts of a bill that are not in dispute.

7.12         Upon the signing of this Agreement, the CBP shall render bills to the Parties for approximately five percent (5%) of their financial commitment in APCN2 as determined by Schedule B.  The exact amount of the bills and the billing procedure shall be determined by the Management Committee.  The funds received by the CBP from these bills shall be kept in an interest bearing account for the benefit of the Parties to be maintained by the CBP and the used solely and in their entirety to pay the first invoices received by the CBP.

8.             CURRENCY OF PAYMENT

All invoices rendered to the CBP shall be in the currency of the United States, or in the currency of the invoicing Party which is specified in Annex 6 or the currency in which the cost was incurred in the case of O&M Costs.  Such invoices shall be paid in the currency in which the invoices are rendered.  The CBP shall render bills to the Parties in the currency of the United States and be paid in the same currency.  In conjunction with the CBP, the F&ASC shall develop procedures to deal with the differences between the exchange rates in the circumstances when the currency of invoices rendered to the CBP is not the currency of the United States.

9.             KEEPING AND INSPECTION OF BOOKS FOR SEGMENT S AND T

9.1           For those portions of the Wet Segment, if any, specified in the Supply Contract as cost incurred items, the PG shall ensure that the Supply Contract requires the Supplier to keep and maintain such books, records, vouchers and accounts of all such costs with respect to the engineering, provision and installation of those items for a period of five (5) years from the RFPA Date of the Wet Segment, as specified in the Supply Contract.

9.2           For those portions of the Wet Segment specified in the Supply Contract as fixed cost items, the PG shall ensure that the Supply Contract requires the Supplier to keep and maintain records with respect to their respective billing of those items for a period of five (5) years from the RFPA Date of the Wet Segment, as specified in the Supply Contract.

9.3           The PG shall ensure that the Supply Contract requires the Supplier to obtain from their contractors and subcontractors such supporting records, for other than the cost of fixed cost items, as may be reasonably required by Subparagraph 9.1 and to keep and maintain such records for a period of five (5) years from the RFPA Date of the Wet Segment, as specified in the Supply Contract.

9.4           The PG shall ensure that the Supply Contract shall afford the Parties to this Agreement the right to review the books, records, vouchers, and accounts required to be kept, maintained, and obtained pursuant to Subparagraphs 9.1, 9.2 and 9.3.

9.5           With respect to costs incurred for the provision of the Wet Segment by a Party, comparable records to those specified in Subparagraphs 9.l, 9.2 and 9.3 as appropriate, shall be maintained by the Party for a period of five (5) years from the date that such costs were incurred.

9.6           The PG and the Terminal Parties shall each keep and maintain such books, records, vouchers, and accounts of all costs that are incurred in the engineering, provision and installation of the Wet Segment and Segment T and not included in the Supply Contract, which they incur directly, for a period of five (5) years from the RFS Date or the date the work is completed, whichever is later.  The CBP shall keep and maintain such books, records, vouchers and accounts with respect to its billing of costs incurred by the Terminal Parties and any other Party having incurred costs for implementation of APCN 2 as authorized by the Management Committee, and costs billable under the Supply Contract for a period of five (5) years from the System RFS Date or the date on which the work is completed, whichever is later.

9.7           With respect to the operation and maintenance costs of Segments T and the Wet Segment, such books, records, vouchers, and accounts of costs, as are relevant, shall be kept and maintained by the Terminal Parties for a period of five (5) years from the date on which the corresponding bills are rendered to the Parties.  If a Terminal Party does not retain these records beyond this period, a summary of important items should be retained for the life of APCN 2.

9.8           Any Party shall have the right to review or audit the relevant books, records, vouchers, and accounts of costs pursuant to this Paragraph 9.  In affording the right to review or audit, any such Party whose records are being reviewed or audited shall be permitted to recover, from the Party or Parties requesting the review or audit, the entire costs reasonably incurred in complying with the review or audit.  In the case of an audit initiated by the Management Committee and exercised by the F&ASC, the audited Party or Parties shall be permitted to recover the entire costs of the review or audit from the Parties in the proportions specified in Schedule B.

9.9           Any rights of review and audit pursuant to this Paragraph 9 shall only be exercisable through the F&ASC in accordance with the F&ASC’s audit procedures.

10.          DUTIES AND RIGHTS AS TO OPERATION AND MAINTENANCE OF SEGMENTS

10.1         Each Terminal Party shall be solely responsible for the operation and maintenance of their respective Segment T as identified in Paragraph 4 and that portion of Segment S between the Network Interface at the Terminal Station and their respective Cable

Landing Point.  Such Terminal Party shall use all reasonable efforts to maintain or cause to be maintained economically their respective Segment T and such portion of Segment S, in efficient working order.

10.2         The Terminal Parties (for the purposes of this Paragraph 10, collectively called the “Maintenance Authorities” and each individual called a “Maintenance Authority” or “MA”), shall be jointly responsible for the operation and maintenance of the Wet Segment and shall use all reasonable efforts to maintain economically the Wet Segment in efficient working order and with an objective of achieving effective and timely repairs when necessary.

10.3         Prior to the RFS Date the MAs shall submit for review by the O&MSC and approval by the Management Committee appropriate practices and procedures for the continued operation and maintenance of the Wet Segment.  The MAs shall each provide information to the O&MSC regarding the practices and procedures for the continued operation and maintenance of their respective Segments.  The MAs shall also furnish such budgetary estimates of the cost of such operation and maintenance of the APCN 2 as the Management Committee may reasonably request.  Following the RFS Date, the MAs shall provide the O&MSC and the Management Committee with such reports as it may reasonably require on the operation of the APCN 2 including any proposals for planned repair or improvement work, together with appropriately revised budgetary estimates relating to the operation and maintenance of the APCN 2.  The O&MSC may review and amend the practices and procedures for the operation and maintenance of the Wet Segment, subject to the approval of the Management Committee.  To facilitate in the maintenance of the APCN 2, the MAs may revise the allocation of responsibilities amongst themselves for the Wet Segment between the Cable Landing Points and any such decision shall be subject to the approval of the Management Committee.

10.4         The MAs shall have the right to deactivate the Wet Segment or any part thereof, in order to perform their duties.  Prior to such deactivation, reasonable notice shall be given to, and coordination shall be made with, the other Parties hereto.  To the extent possible, sixty (60) days prior to initiating action, the MA involved shall advise the other Parties hereto in writing of the timing, scope, and costs of significant planned maintenance operations, of significant changes to existing operations and maintenance methods and of contractual arrangements for cable ships that will have a significant impact on operation or maintenance costs.  Should one or more Parties representing at least two-thirds (66.67%) of the total voting interests in accordance with Schedule B, wish to review such an operation or change prior to its occurrence, such Party or Parties shall notify the appropriate Maintenance Authority and a O&MSC Co-Chairman in writing within thirty (30) days of such advice.  Upon such notification, the O&MSC shall initiate action to convene an ad hoc meeting for such review.

10.5         Notwithstanding Paragraph 32, each MA shall be authorized to pursue claims in its own name, on behalf of the Parties, in the event of any damage or loss to the APCN 2 and may file appropriate lawsuits or other proceedings on behalf of the Parties.  The MA shall immediately inform the Management Committee and comply with any direction therefrom.  Subject to obtaining the prior concurrence of the Management Committee, a MA may settle or compromise any such claims and execute releases and settlement agreements on behalf of the Parties as necessary to effect a settlement or compromise.

10.6         Each Party that has designed or procured equipment used in the APCN 2 shall give necessary information relating to the operation and maintenance of such equipment to the MA responsible for operating and maintaining such equipment, as reflected in this Paragraph 10.  Each Maintenance Authority shall have prompt access necessary for the performance of its

10.7         [Missing]

interruption.  if the MA responsible, as specified in this Paragraph 10, fails to restore those facilities to efficient working order and operation within a reasonable time after having been called upon to do so by any other Party to whom capacity is assigned by this Agreement, the Management Committee may, to the extent that it is practical to do so, place, or cause to be placed, such facilities in efficient working order and operation and charge the Parties their proportionate shares of the costs reasonably incurred in doing so.

10.8         Each Party to this Agreement, at its own expense, shall have the right to inspect from time to time the operation and maintenance of any portion of the APCN 2 and to obtain copies of the maintenance records.  For this purpose, the Maintenance Authority shall retain significant records, for a period of not less than five (5) years from the date of the record.  If these records are destroyed at the end of this period, a summary of important items should be retained for the life of the APCN 2.

10.9         The MAs shall be entitled to establish the necessary agreements in respect of the crossings by the Wet Segment of other undersea plant, including but not limited to pipelines, and may sign these agreements on behalf of the Parties after approval by the Management Committee and shall provide the Parties with appropriate copies of these agreements on request.

11.          USE OF SEGMENT T

11.1         The Terminal Parties hereby grant to the Parties accessing APCN 2 at their respective terminal station, the right of use in the relevant Segment T (hereinafter referred to as “Terminal Station Right of Use”) on the terms and conditions stated in this Paragraph 11, to the extent required for the use of its Allocated Capacity, for the purpose of using APCN 2 and carrying on the related activities at that location in accordance with this Agreement.  This Terminal Station Right of Use shall commence on the RFS Date and shall continue for the duration of this Agreement.

11.2         In the event that an agreement for another cable system utilizing any Terminal Station of the APCN 2 is terminated prior to the termination of this Agreement, the owner of the respective Segment T, with the agreement of the Parties hereto, shall take all necessary measures to ensure that the Terminal Station in question will be available for the APCN 2 for the duration of this Agreement on fair and equitable terms.  If the Terminal Station in question is not available for the landing and terminating of the APCN 2 for any reason, the owner of the Terminal Station shall provide reasonable advance notice to all Parties and such owner, in agreement with the Parties hereto, shall take all necessary measures to ensure that another appropriate Terminal Station will be available for the APCN 2 for the duration of this Agreement on terms and conditions similar to those contained in this Agreement.  Applicable costs to the Parties will be determined by the Management Committee.

11.3         For each Terminal Station Right of Use, the Parties hereto shall not be required to pay any additional charges over and above the Capital Costs and O&M costs.

11.4         Notwithstanding Subparagraph 11.1 of this Agreement, a Party thereby granted a Terminal Station Right of Use interest in Segment T may, prior to the commencement of that Terminal Station Right of Use interest, elect to renounce its Terminal Station Right of Use entitlement and to instead have use of any Segment T for the duration of this Agreement on such terms and conditions as are agreed between that Party and the relevant Terminal Party, and in such event the provisions of Subparagraphs 11.1 of this Agreement shall apply in relation to such use except insofar as they may be modified by such agreements.  This Subparagraph 11.4 shall not operate to confer on a Party any financial or other benefit of substance to which that Party would not otherwise be entitled under this Agreement.

11.5         The Terminal Parties agree to grant a Terminal Station Right of Use to APCN 2 IRU purchasers.

11.6         In the event of a sale or other disposition of Segment T1, T2,T3, T4, T5, T6, T7, T8, T9 and T10, or part thereof prior to the termination of this Agreement, the owner shall share with the other Parties hereto any net proceeds, or costs, of such sale or disposition received, or expended, by the owner, to the extent allocable to the Capital Costs, in the proportions set forth in Schedule B.

12.          ACQUISITION AND USE OF CAPACITY

12.1         Capacity of APCN 2 can only be used by a carrier.

12.2         Parties shall obtain Allocated Capacity in the form of MIU on an ownership basis as shown in Schedule C, in return for their financial investment as identified in Schedule B.

12.3         Procedures for Parties activation of their Allocated Capacity will be developed by the AR&RSC and the NA for Management Committee approval.

ASSIGNMENT OF CAPACITY

12.4         For each MIU of its Allocated Capacity, a Party is allowed to assign two (2) half STM-l circuits on any Path within the APCN 2.  All such circuits are ring-protected.  Additional ring-protected half STM-1 circuits may be granted proportionately to a Party’s Allocated Capacity as shown in Schedule C at the discretion of the Management Committee according to the recommendation of the AR&RSC and the NA.

12.5         The Parties may designate a portion of their Allocated Capacity in specific Paths of the APCN 2 as:

(i)            Jointly Assigned Circuit (hereinafter referred to as “JAC”) which shall be considered as consisting of two half STM-I circuits, with one half STM-1 circuit assigned to a Party, which together with the corresponding half STM-1 circuit, shall be used for the provision of international telecommunications services between such a Party and another Carrier that has received the right of use pursuant to this Paragraph 12 or an APCN 2 IRU purchaser.  Any alteration to the JAC is subject to bilateral agreement between both Carriers.

(ii)           Wholly Assigned Circuit (hereinafter referred to as “WAC”) which shall be considered as consisting of two half STM-1 circuits assigned to one Party.

USE OF WHOLLY ASSIGNED CIRCUIT

12.6         A Party is allowed to use its WAC for the provision of international telecommunications services with itself, its Subsidiary, its Parent Company and/or the Subsidiary of the Party’s Parent Company provided that the correspondent parties are also Carriers.

12.7         A Party is also allowed to use its WAC to interconnect with other communication systems for the provision of international telecommunications services terminating outside the APCN 2 landing Countries.  If such WAC is originated from any APCN 2 landing Country, such Party must be a Carrier of that Country.

12.8         A Party is also allowed to use its WAC for the provision of international telecommunications services with its Affiliate and/or the Affiliate of the Party’s Parent Company provided that this Affiliate is a Carrier and a cash contribution is made by the Party to a special fund dedicated solely to fund future upgrades to increase the Equipped Capacity.  The amount of the contribution is described in Annex 7.

PORTABILITY OF CAPACITY

12.9         A Party is allowed to de-assign its JAC and/or WAC to its Allocated Capacity provided that bilateral agreement is given by the concerned Camera and according to the guidelines to be developed by the AR&RSC and the NA.

12.10       Re-assignment of Allocated Capacity which resulted from the de-assignment of the JAC and/or WAC shall give priority to the assignment of Allocated Capacity which has not been de-assigned before, in the event that there is any conflicting requirement for use of capacity on the APCN 2.

12.11       Under no circumstances shall a Party’s JAC and/or WAC be de-activated due to the assignment of other Parties’ Allocated Capacity.

TRANSFER OF CAPACITY

12.12       For the purpose of this Agreement, Transfer of capacity (hereinafter called “Transfer”) is the making available of all the right of use of the capacity being made available that is accorded to a Party by this Agreement to a third party without transferring the Party’s other obligations and rights including the right of Transfer.

12.13       Transfer of a Party’s Allocated Capacity to its Subsidiary or its Parent Company or the Subsidiary of the Party’s Parent Company is allowed provided that the capacity transferred is in multiples of the MIU and that the recipient of the transferred capacity is a Carrier.

12.14       Transfer of a Party’s Allocated Capacity to its Affiliate and/or the Affiliate of the Party’s Parent Company is also allowed provided that the capacity transferred is in multiples of the MIU and that the recipient of the transferred capacity is a Carrier.  For the Transfer to an Affiliate, the transferring party shall make a cash contribution to a special fund dedicated solely to fund future upgrades to increase the Equipped Capacity.  The amount of the contribution is described in Annex 7.

12.15       The conditions applicable to the use and Transfer of capacity as specified in Annex 7 shall be relaxed after the Equipped Capacity is expanded to four (4) times of Initial Equipped Capacity or two (2) years after the RFS date whichever comes first unless an earlier date is approved by the Management Committee.  Any relaxations on these conditions shall be approved by a vote of the members of the Management Committee representing at least seventy-five percent (75%) of the total voting interests as specified in Schedule B.

12.16       The Unallocated Capacity in the APCN 2 shall be owned by the Parties in common and undivided shares in accordance with the percentages in Schedule C.

12.17       IRU Capacity will be sold at the MJU level.  Such IRU Capacity will be sold from the Unallocated Capacity.  Proceeds from the sale of such IRU Capacity shall be used to fund the Expansion of the APCN 2 Equipped Capacity.

12.18       A Party or IRU purchaser may use its MIU with itself, another Party, or IRU purchaser to form matched circuits.

12.19       The distribution of capacity from the initial Unallocated Capacity shall be made no later than three (3) years from the RFS date on a pro rata basis, in MIUs, in accordance with the percentages in Schedule C.  The exact time to implement such distribution of capacity shall be decided by a vote of members of the Management Committee representing at least two-thirds (66.67%) of the total voting interests as specified in Schedule B.

12.20       Once the Equipped Capacity is expanded to six (6) times of Initial Equipped Capacity or three (3) years after the RFS date whichever comes first unless an earlier date is approved by the Management Committee, any Party is entitled to sell IRU to other Carriers from its Allocated Capacity on a private basis without any restrictions except that the IRU shall be for the life of APCN 2.  The terms and conditions including pricing of such private IRU sales are bilateral matters between granting Party and purchaser.

12.21       When Unallocated Capacity is depleted, and during the period until the availability of additional Unallocated Capacity, a Party may be allowed to sell IRU to other Carriers from its Allocated Capacity privately subject to the Management Committee’s approval on a case by case basis.  The terms and conditions including pricing of such private IRU sales are bilateral matters between granting Party and purchaser.

12.22       Notwithstanding any other provisions in this Paragraph 12, when the Equipped Capacity is expanded to six (6) times of Initial Equipped Capacity or three (3) years after the RFS date whichever comes first, any Party is entitled to make available any of its Allocated Capacity for use by other Carriers on any commercial basis without any restrictions.

12.23       Guidelines for use of the IRU Capacity and Terms and Conditions of the IRU agreement shall be developed by the I&ASC and approved by a vote of members of the Management Committee representing at least two-thirds (66.67%) of the total voting interests as specified in Schedule B.  The NA shall be authorized to execute IRU agreements for one or more whole MIUs with APCN 2 IRU Capacity purchasers on behalf of the Parties to this Agreement.  No provisions of the IRU agreement shall override the provisions of this Agreement.

12.24       Schedules B, C, and D shall be modified by the NA, as appropriate, to reflect any revised ownership of capacity or sales of IRU Capacity pursuant to this Paragraph 12.

12.25       The Management Committee may authorize use of the Unallocated Capacity for restoration of telecommunications services and other purposes.  The terms and conditions of such use shall be determined by the Management Committee based, in part, on terms to be agreed to by the relevant Terminal Parties of the APCN 2, in recognition of the technical and operational impact on the Terminal Station operations.  Parties will receive revenues in accordance with Schedule C.

12.26       The communications capability of any capacity may be optimized by the Parties to whom such capacity is allocated by the use of equipment which will more efficiently use such capacity provided that the use of such equipment does not cause an interruption of, or interference, impairment, or degradation to, the use of any other capacity in the APCN 2 or prevent the use of similar equipment by other Parties.  A Party to whom capacity is allocated shall permit the use of such equipment by a Carrier to which such Party has made available the use of any such capacity, provided that such Carrier agrees that its use of the equipment will satisfy the conditions set forth in this Subparagraph 12.26.

12.27       A Party may sell capacity in fascicles smaller than a STM-1 in the APCN 2 at any time on any basis other than by transfer of ownership.  The APCN 2 shall not be responsible for aggregating such capacity to the STM-1 level.

13.          EXPANSION OF EQUIPPED CAPACITY

13.1         Any upgrade of Equipped Capacity of APCN 2, including any costs, financial adjustments and allocation of capacity associated with such upgrade, shall be approved by vote of members of the Management Committee representing at least two-thirds (66.67%) of the total voting interests as specified in Schedule B.

13.2         All Parties shall have the might to a pro-rata share of the upgrade capacity in accordance with Schedule C. However, no Party shall be forced to participate in such an upgrade. Parties not

14.          INCREASE OR DECREASE OF DESIGN CAPACITY

14.1         In the event that the Initial Parties consider that it is beneficial to increase the Design Capacity of APCN 2, a Design Capacity expansion, including any costs, financial adjustments and allocation of capacity associated with such upgrade, shall be decided by the Management Committee representing at least two-thirds (66.67%) of the total voting interests as specified in Schedule B.  However, no Party shall be forced to participate in such an upgrade, in the event that incremental funding is required to execute such an upgrade.  Schedules B and C shall be appropriately modified to reflect the revisions associated with such increase of Design Capacity.

14.2         In the event that the capacity which APCN 2 or any Segment thereof is capable of providing is reduced below the capacity required to support the Allocated Capacity on its existing or planned routings as a result of physical deterioration, or for other reasons beyond the control of the Parties, the Management Committee shall initiate a review of the capacity routings, in order to support the rerouting of such Allocated Capacity.

14.3         In the event that the capacity which APCN 2 or any Segment thereof is capable of providing is lower than the capacity needed to support the routing of circuits assigned in APCN 2, the Allocated Capacity of the Parties may be reduced or changed as necessary and agreed by the Parties affected, and financial adjustments shall be made among the Parties, as necessary, on the terms and conditions to be agreed by the Management Committee.  The Schedules shall be modified, as appropriate, to reflect the revised Allocated Capacity associated with such decrease of the Design Capacity.

15.          OBLIGATION TO PROVIDE TRANSITING FACILITIES TO EXTEND APCN2 CAPACITY TO EXTEND APCN 2 CAPACITY

15.1         The Terminal Parties shall use all reasonable efforts to provide and maintain or cause to be provided and maintained in working order for the duration of this Agreement, the necessary transit facilities within their respective Countries as may be reasonably required for extending capacity in the APCN 2 so as to provide connections to the other international cables’ transmission facilities.

15.2         The facilities provided pursuant to Subparagraph 15.1 shall be suitable for extending capacity in the APCN 2 of all payload types as defined in Subparagraph 15.3 and shall be furnished and maintained on terms and conditions which shall be no less favorable than those granted to another Carrier for transmission facilities of similar type and quantity transiting the location involved.  Such terms and conditions shall not be inconsistent with applicable governmental regulations in the Countries in which the facilities are located.

15.3         As required the Terminal Parties shall support payloads of STM-l, STM-4, STM-l6 and STM-64.

16.          OBLIGATION TO CONNECT THE APCN 2 WITH INLAND SYSTEMS

16.1         The Parties shall, at their own expense, on or before the RFS Date, do or cause to be done, all such acts and things as may be necessary within its operating Country to provide and maintain throughout the period of this Agreement suitable connection of capacity from APCN 2 with appropriate inland communications facilities in its operating Country.

16.2         The Terminal Parties will provide connection to APCN 2 to other Carriers within their Countries on terms and conditions negotiated and agreed by the parties concerned.

17.          DIRECT ACCESS TO NETWORK INTERFACE AND EQUAL ACCESS TO TERMINAL STATION

17.1         The Terminal Parties agree to confer the right of Direct Access at the Network Interface to each Party and all other Carriers that have received the Right of Use pursuant to Paragraph 12.  The connection to the Network Interface at specific Terminal Stations shall be provided at a reasonable cost in accordance with the physical, engineering and any locally applicable arrangements between the Carriers accessing the Network Interface and the respective Terminal Parties at the Terminal Station.

17.2         Upon request by the Parties or the other Carriers, the Terminal Party shall enter into negotiation in good faith with these parties to agree the above arrangements in a timely manner.  Any arrangements agreed upon shall be reasonable and non-discriminatory.

17.3         The physical and engineering arrangements to be negotiated shall include all reasonable arrangements such as mid-span interconnection, equipment co-location (whether physical or virtual), or the sharing of Direct Access facilities by one or more Carriers in accordance with applicable commercial arrangements to be negotiated between the Terminal Party and the Carriers concerned.

17.4         The Terminal Parties shall not and hereby pledge not to impede or cause to impede any qualified Carriers in exercising their right of Direct Access hereby conferred, including but not limited to the negotiation between the non-Terminal Parties and Carriers for their own facilities to access their Allocated Capacity including for purpose of providing backhaul and transiting facilities.

18.          DURATION OF AGREEMENT AND REALIZATION OF ASSETS

18.1         This Agreement shall become effective on the date and year first above written and shall continue in operation for at least an initial period of twenty-five (25) years following the RFS Date (hereinafter referred to as “initial Period”) and shall be terminable thereafter by agreement of the Parties.  However, any Party may terminate its participation in this Agreement at the end of the Initial Period or any time thereafter by giving not less than one (1) year’s prior notice thereof, in writing, to the other Parties.

18.2         This Agreement may be terminated at any time during the Initial Period by agreement in writing of all the Parties.  If unanimous agreement cannot be reached between all the Parties for the retirement of APCN 2 during its specified useful life, this subject matter shall be referred to the Management Committee for resolution in accordance with paragraph 3 but in this case a ninety percent (90%) majority of the total voting interests as specified in Schedule B is required.

18.3         After the Initial Period of twenty-five (25) years, decommissioning can be implemented by agreement of a number of Parties representing at least two-thirds (66.67%) of the voting interests specified in Schedule B.

18.4         If a Terminal Party terminates its participation in this Agreement pursuant to Subparagraph 18.1 of this Agreement after the Initial Period of twenty-five (25) years, the remaining Parties and the said Terminal Party will negotiate a reasonable agreement in order to ensure the continuous operation of the said Terminal Party’s Terminal Station after the Initial Period.

18.5         Upon the effective date of termination of participation of a Party, Schedules of this Agreement shall be appropriately modified.  The remaining Parties to this Agreement shall assume the obligations, capital, operation, and maintenance interests of the Party terminating its participation in proportion to their interests assigned immediately preceding such effective date of termination, except for the continuing rights and obligations of the terminating Party as specified in Subparagraph 18.7 of this Agreement.

No credit for capital costs will be made to a Party that terminates its participation in accordance with Subparagraph 18.1.

18.6         Upon decommissioning of the APCN 2, the Parties shall use all reasonable efforts to liquidate Segment S1, S2, S3, S4, S5, S6, S7, and S8 of the APCN 2, within one (1) year, by sale or other disposition between the Parties or any of them or by sale to other entities or persons; but no sale or disposition shall be effected except by agreement between or among the Parties to this Agreement at the time of decommissioning.  In the event agreement cannot be reached, the decision will be carried on the basis of a simple majority vote of the total voting interests as specified in Schedule B.  The net proceeds, or costs of decommissioning, removal, every sale or other disposition shall be divided between or among the Parties to this Agreement who have or were deemed to have interests in the subject thereof, in the proportions in which such Parties, interests are specified in Schedule B immediately preceding the time any Party terminates its participation in this Agreement.  The Parties shall execute such documents and take such action as may be necessary to effectuate any sale or other disposition made pursuant to this Paragraph 18.

18.7         Unless the Management Committee shall otherwise determine, a Party’s termination of its participation in this Agreement or the termination of this Agreement, pursuant to Subparagraph 18.1, shall not relieve that Party or the Parties hereto from any liabilities arising from events occurring before a Party’s termination on account of claims made by third parties in respect of such facilities or any part thereof and damages or compensation payable on account of such claims, or obligations which may arise in relation to the APCN 2 due to any law, order or regulation made by any government or supranational legal authority pursuant to any international convention, treaty or agreement.  Any such liabilities or costs incurred or benefits accruing in satisfying such obligations shall be divided among the Parties hereto in the proportions in which such Parties, interests are specified in Schedule B immediately preceding the time a Party terminates its participation in this Agreement or this Agreement is terminated pursuant to Subparagraph 18.1, whichever occurs first.

19.          OBTAINING OF APPROVALS

19.1         The performance of this Agreement by the Terminal Parties is contingent upon the obtaining and continuance of such governmental approvals, consents, authorizations, licenses, and permits as may be required or be deemed necessary by the Terminal Parties and as may be satisfactory to them, and the Terminal Parties shall use all reasonable efforts to obtain and to have continued in effect such approvals, consents, authorizations, licenses, and permits.

19.2         The Terminal Parties shall make all reasonable efforts to handle matters relating to the obtaining and continuance of such governmental approvals, consents, authorizations, licenses, and permits for the Landing, construction and operation of APCN 2 in their respective Countries.

19.3         In the event that any Terminal Party fails, or is likely to fail, to obtain such approvals, consents, authorizations, licenses or permits, that Terminal Party shall give immediate notice to the Management Committee for it to take appropriate action pursuant to this Agreement.

20.          PRIVILEGES FOR DOCUMENTS OR COMMUNICATIONS

In the event that the Management Committee decides to go to arbitration in accordance with Paragraph 27, each Party specifically reserves, and is granted by each of the other Parties, in any action, arbitration or other proceeding between or among the Parties or any of them in a country other than that Party’s own country, the right of privileges, in accordance with the laws of the country in which the arbitration or litigation takes place with respect to any documents or communications which are material and pertinent to the subject matter of the action, arbitration or proceeding in which privilege could be claimed or asserted by that Party in accordance with those laws.

21.          RELATIONSHIP OF PARTIES

21.1         The relationship among the Parties shall not be that of partners, and nothing herein contained shall be deemed to constitute a partnership among them.  The common enterprise between and among the Parties shall be limited to the express provisions of this Agreement.  The liability of the Parties shall be several and not joint or collective.

21.2         Each Patty agrees to indemnify each of the other Parties in respect of all costs, expenses, damages and demands, arising out of or in connection with any claim against, or liability of, the latter as an owner of APCN 2 where such claim is made by, or the liability is to, any third party not being a Party hereto and arises out of or in connection with APCN 2 provided that no indemnifying Party shall be obligated to contribute more than its share of liability as per Schedule B.  Subject to there being no conflict of interest, each Party so indemnifying shall have the right, at its sole cost and expense, to observe but not directly participate in any discussions, meetings or conferences held prior to or during any settlement or legal proceedings resulting from any such claim or liability.

21.3         Under no circumstances shall any Party be liable to any other Party in contract, tort, (including negligence or breach of statutory duty) or otherwise for loss (whether direct or indirect) of profits, property, traffic, business or anticipated savings, or for any indirect or consequential loss or damage in connection with the operation of this Agreement howsoever caused.  Such causes shall include (but not be limited to):

(i)            any delay in the provision of the APCN 2;

(ii)           any damage to, breakdown in or failure of the APCN 2; and

(iii)          any interruption of service,

whatever may be the reason or duration for such loss, damage or delay and for however long it shall continue.

22.          ASSIGNMENT OF RIGHTS AND OBLIGATIONS

22.1         Except as otherwise provided in Paragraph 12 and Subparagraphs 22.2, 22.3, 22.4 and 22.5, during the term of this Agreement, no Party may assign, sell, transfer or dispose of the whole or any parts of its rights or obligations under this Agreement

22.2         A Party may at any time, with the prior written consent of the Management Committee, assign, sell or transfer the whole of its rights and obligations under this Agreement.  The Management Committee must not unreasonably withhold or delay its approval.

22.3         A Party may at any time assign, sell or transfer the whole of’ its rights and obligations under this Agreement to:

(a)           a successor of that Party;

(b)           a Parent Company of that Party;

(e)           a Subsidiary or Affiliate of that Party; and

(d)           another Subsidiary or Affiliate of that Party’s Parent Company.

22.4         A Party (hereafter “Assignor”) may assign, sell or transfer a portion of its rights under this Agreement to a Parent Company, its Subsidiary, and/or the Subsidiary of the Party’s Parent Company (hereafter “Assignee”).  Such partial assignment shall be allowed only once to any such Assignee, and shall not negate any of the obligations of the Assignor.  If the Assignor is an Initial Party, then the Initial Party status of the Assignor shall be maintained and the Assignor’s voting rights shall be shared with such Assignee.  The relevant Schedules to this Agreement shall be revised to reflect each such partial assignment permitted hereunder, showing the Assignee as a Party.  No subsequent assignment shall be effected by the Assignee except as provided in Subparagraph 22.3(a).

22.5         Without limiting the applicability of Subparagraph 22.4, a Party may assign its rights, title and interests in any portion of APCN 2 within the territorial limits of any Country (both under the current and any future configuration) to a Subsidiary, Parent Company or a Subsidiary of a Parent Company of that Party only if:

a)             the Assignee shall own and be responsible for the capital, operations and maintenance costs listed against the Party for that portion of APCN 2 within the territorial limits of any Country (both under the current and future configuration); the Party shall own and be responsible for the capital, operating and maintenance costs listed against the Party for the remainder of APCN 2; and

b)            the Assignee will have no tights and obligations independent from the rights and obligations of the Party in respect of the assigned portion of the APCN 2

The aforementioned provision shall not be used to circumvent the provisions under Paragraph 12.

22.6         A Party exercising its rights under Subparagraphs 22.2, 22.3, 22.4 or 22.5 must give notice in writing to all other Parties in a timely manner.

23.          DEFAULT

23.1         If any Party fails to make any payment required by this Agreement on the date when it is due and such default continues for a period of at least one (1) month after the payment due date, the CBP shall notify the billed Party and also the Management Committee in writing of the status of the matter and will request the reclamation of capacity, as provided for in this Paragraph 23, if full payment is not received within two (2) months of such notification.  If full payment is not received within such specified period, the Management Committee may reclaim the Capacity in the APCN 2 allocated to the billed Party.

23.2         The Management Committee shall consider any extenuating circumstances not within the specific control of the billed Party in determining whether or not to reclaim the capacity assigned to such billed Party.  If the Management Committee nevertheless reclaims any capacity in the APCN 2 assigned to such defaulting Party, the defaulting Party shall not be entitled to any payment or credit for the reclaimed capacity.  The Management Committee shall determine arrangements for disposition of any reclaimed capacity.  All rights of a defaulting Party under this Agreement shall terminate as of the time all its capacity in the APCN 2 is reclaimed by the Management Committee; and concurrent with such reclamation of capacity, the defaulting Party will no longer be deemed to be a Party to this Agreement.  Such reclamation shall not relieve the defaulting Party from its obligations under this Agreement, including but not limited to the payment of its unpaid accounts, which have been incurred prior to the actual reclamation.  The defaulting Party is not entitled to any reimbursement of any amounts it had paid under this Agreement.  In such circumstances, the Schedules shall be revised to reflect the default of a Party and the reallocation of interests pursuant to the arrangements determined by the Management Committee.

23.3         Notwithstanding Subparagraph 23.2, reclamation of a Terminal Party’s capacity will not release the Terminal Party from providing, operating and maintaining its respective Terminal Station until a reasonable agreement is negotiated in order to ensure the continuous operation of the said Terminal Party’s Terminal Station after reclamation of its capacity.

24.          WAIVER

The failure of any Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any breach or default, or as a waiver of any such provision, right, or privilege hereunder.

25.          COMPLIANCE WITH LAW

In the performance of their obligations hereunder, the Parties agree to comply with all applicable laws of all Countries having jurisdiction over the activities performed under or stipulated by this Agreement.

26.           RATIFICATION OF DECISIONS AND ACTIONS

Each Party to this Agreement does hereby unconditionally ratify and accept as binding on it, its successors, permitted assigns or trustees all decisions and actions theretofore taken directly or indirectly by any other Party or Parties or any committee or Subcommittee or group pursuant to and in accordance with this Agreement.

27.           RESOLUTION OF DISPUTES

27.1         If a dispute should arise under this Agreement between or among the Parties they shall make every reasonable effort to resolve such dispute.  However, in the event that they are unable to resolve such dispute, the matter shall be referred to the Management Committee which shall either resolve the matter or determine the method, such as arbitration, by which the matter should be resolved.  This procedure shall be the sole and exclusive remedy for any dispute which may arise under this Agreement between or among the Parties.  The performance of this Agreement by the Parties shall continue during the resolution of any dispute.

27.2         If any difference shall arise between or among the Parties or any of them in respect of the interpretation or effect of this Agreement or any part or provision thereof or their rights and obligations thereunder, and by reasons thereof there shall arise the need to decide the question by what municipal or national law this Agreement or any part or provision thereof is governed, the following facts shall be excluded from consideration, namely that this Agreement was made in a particular country and that it may appear by reason of its form, style, language or otherwise to have been drawn preponderantly with reference to a particular system of municipal or national law; the intention of the Parties being that such facts shall be regarded by the Parties and in all courts and tribunals wherever situated as irrelevant to the question aforesaid and to the decision thereof.

28.           SUPPLEMENTS AND AMENDMENTS TO THIS AGREEMENT

28.1         This Agreement shall not be amended, supplemented, or modified unless the Parties representing at least ninety percent (90%) of the voting interests specified in Schedule B have indicated their approval in writing.  The Chairman of the Management Committee must provide advance written notice, of at least thirty (30) days, to all Parties of the proposed amendment, supplement or modification and shall notify all Parties in writing once the required level of approval has been obtained and at least ten (10) days prior to execution of the amendatory or supplementary agreement

28.2         Each Party except SingTel and PLDT authorizes the Chairman of the Management Committee to execute on its behalf any amendatory or supplementary agreement implementing an amendment, supplement or modification approved under Subparagraph 28.1.  SingTel and PLDT shall provide the Power of Attorney to the Chairman of the Management Committee to execute on its behalf any amendatory or supplementary agreement implementing an amendment, supplement or modification approved under Subparagraph 28.1 in a timely manner.

28.3         Subparagraphs 28.1 and 28.2 shall not apply to any Schedule or Annex modified in accordance with other provisions of this Agreement, and any Schedule or Annex so modified shall be deemed to be part of this Agreement in substitution for the immediately preceding version of that Schedule or Annex.

29.           EXECUTION OF AGREEMENT

29.1         This Agreement and any Supplements and Amendments hereto shall be executed in one (1) original in the English language.  Identical counterparts may be executed and when so executed shall be considered as an original.  Such counterparts shall together, as well as separately constitute one and the same instrument.

29.2         The NA shall be the custodian of the original and will provide certified copies to Parties to this Agreement.

30.           SUCCESSORS BOUND

This Agreement shall be binding on the Parties, their successors, and permitted assigns.

31.           CONFIDENTIALITY

31.1         All data and information that is acquired or received by any Party in connection with the APCN 2 in anticipation of or under this Agreement shall be held confidential and shall not be divulged in any way to any third party, without the prior approval of the Management Committee.

31.2         Notwithstanding Subparagraph 31.1, any Party may, without such approval, disclose such data and information to:

(i)            the extent required by any applicable laws, or the requirements of any recognized stock exchange in compliance with its rules and regulations or in the case of a Party wholly owned by a sovereign government, by the rules of governance of the Party; or

(ii)           any government agency lawfully requesting such information; or

(iii)          any Court of competent jurisdiction acting in pursuance of its powers.

31.3         Any Party may disclose such data and information to such persons as may be necessary in connection with the conduct of the operations of the APCN 2 upon obtaining a similar undertaking of confidentiality from such persons to whom such information may be disclosed.

31.4         Each Party shall remain bound by the provisions of this Paragraph 31 during the period of this Agreement and for the period of five (5) years following termination of this Agreement.

32.           SETTLEMENT OF CLAIMS BY PARTIES

32.1         If any Party is obliged by a final judgment of a competent tribunal or under a settlement approved by the Management Committee, to discharge any claim by a third party, including all costs and expenses associated therewith, resulting from the implementation of this Agreement, the Party which has discharged the claim shall be entitled to receive from the other Parties reimbursement in the proportions as set out in Schedule B.

32.2         If any claim is brought against a Party in connection with the APCN 2, the Party shall, as a condition of reimbursement under Subparagraph 32.1, give written notice thereof to the Management Committee as soon as practicable and shall not admit liability nor settle, adjust or compromise the claim without the approval of the Management Committee.

32.3         Before any Party brings a claim against any third party in respect of loss or damage to any part of the APCN 2, it shall first consult with the Management Committee and shall not settle, adjust, or compromise such a claim without the approval of the Management Committee.

32.4         Notwithstanding Subparagraphs 32.2 and 32.3, if the Management Committee issues any directions to a Party relating to the conduct of any such claim, then that Party must comply with those directions.

32.5         Costs, expenses, damages, or compensation payable to the Parties on account of claims made against third parties shall be shared by the Parties in the proportions as set out in Schedule B.

32.6         Upon termination of this Agreement pursuant to Paragraph l8, the Parties shall not be relieved from any liabilities, costs, damages or obligations which may arise in connection with claims made by third parties with respect to the APCN 2, or any part thereof, or which may arise in relation to the APCN 2 due to any law, order or regulation made by any government or international convention, treaty or agreement.  Any such liabilities, costs, damages or obligations shall be divided among the Parties in the proportions as set out in Schedule B.

33.          FORCE MAJEURE

If any Party cannot fulfill its obligations in this Agreement due to an event beyond its reasonable control, including, but not limited to lighting, flood, exceptionally severe weather, fire or explosion, civil disorder, war or military operations, national or local emergency,

35.2         This Agreement supersedes the MOU.  Any liabilities which any Party has incurred arising out of or by virtue of the MOU shall be dealt with in accordance with the provisions of this Agreement.

TESTIMONIUM

IN WITNESS WHEREOF, the Parties hereto have severally subscribed these presents or caused them to be subscribed in their names and on their behalf by their respective officers thereunto duly authorized.

For and on behalf of Advantage Telecommunications Ltd.

By:

For and on behalf of Cable & Wireless Global Network Limited

By:

For and on behalf of Cable & Wireless HKT international Limited

By:

For and on behalf of China Telecom

By:

For and on behalf of China United Telecommunications Corporation

By:

For and on behalf of Chunghwa Telecom Co., Ltd.,

By:

For and on behalf of Concert Global Network Services, Ltd.

By:

For and on behalf of Global One Communications Network, Inc.

By:

For and on behalf of Japan Telecom Co., Ltd.

By:

For and on behalf of KDD Corporation

By:

For and on behalf of Korea Telecom

By:

For and on behalf of KPN Telecom B.V.

By:

For and on behalf of Layer 2 Communications Group Ltd.

By:

For and on behalf of MCI International Telecommunications. Inc.

By:

For and on behalf of Metromedia Fiber Network Services, Inc.

By:

For and on behalf of New Century InfoComm Ltd., Preparatory Office

By:

For and on behalf of NTT Communications Corporation

By:

For and on behalf of Onelink Cable Network Limited

By:

By:

For and .on behalf of Philippine Long Distance Telephone Company

By:

For and on behalf of Singapore Telecommunications Limited

By:

For and on behalf of StarHub Pte Ltd

By:

For and on behalf of Taiwan Fixed Network Co., Ltd. Preparatory Office

By:

For and on behalf of Teleglobe USA Inc.

By:

For and on behalf of Telekom Malaysia Berhad (128740-P)

By:

For and on behalf of Telstra Global Networks Limited

By:

For and on behalf of Williams Communications, Inc.,

By:

For and on behalf of APT Satellite Telecommunications Limited

By:

For and on behalf of Bayan Telecommunications, Inc.

By:

For and on behalf of China Netcom Corporation Ltd.

By:

For and on behalf of The Communications Authority of Thailand

By:

For and on behalf of CTI International Limited

By:

For and on behalf of Dacom Corporation

By:

For and on behalf of edge2net Inc.

By:

For and on behalf of Eastern Telecommunications Philippines, Incorporated

By:

For and on behalf of Global Access Ltd.

By:

For and on behalf of Globe Telecom, Inc.

By:

For and on behalf of GNG Networks. Inc.

By:

For and on behalf of GTE Intelligent Network Service Incorporated

By:

For and on behalf of PT Indosat (Persero) Tbk

By:

For and on behalf of Maxis International Sdn. Bhd

By:

For and on behalf of New World Telephone Limited

By:

For and on behalf of NTT Com Asia Ltd.

By:

For and on behalf of Onse Telecom Corporation

By:

For and on behalf of Telia AB (publ)

By:

For and on behalf of TT dotCom Sdn Bhd

By: